Exhibit 99.1
Crestwood Midstream Partners LP Announces
Proposed Private Offering of $200 Million Senior Notes due 2019
HOUSTON, TEXAS, March 21, 2011 — Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood LP”) announced today that it intends, subject to market and other conditions, to offer $200,000,000 aggregate principal amount of its Senior Notes due 2019 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior unsecured basis by certain of Crestwood LP’s current and future domestic subsidiaries.
The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.
About Crestwood Midstream Partners LP
Houston, Texas-based Crestwood LP is a growth-oriented, midstream master limited partnership which owns and operates predominantly fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale geologic formation in the Fort Worth Basin of North Texas and the Avalon Shale and Bone Spring area of Southeastern New Mexico.
Investor Contact:
Mark Stockard
832-519-2207
mstockard@crestwoodlp.com
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